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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*


                      Nucentrix Broadband Networks, Inc.
                     ------------------------------------
                               (Name of Issuer)

                                 Common Stock
                     ------------------------------------
                        (Title of Class of Securities)


                                   670198100
                                --------------
                                (CUSIP Number)


                                 April 13, 1999
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        [ ] Rule 13d-1(b)
                        [X] Rule 13d-1(c)
                        [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (10-88)

-----------------------                                  ---------------------
  CUSIP NO.  670198100              13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


Wayland Investment Fund, LLC        (FEIN #52-2067848)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,374,794
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,374,794
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,374,794
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      13.74794%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                        -----------------------
                                                           PAGE 3 OF 4 PAGES
                                                        -----------------------

                      NUCENTRIX BROADBAND NETWORKS, INC.

                             SCHEDULE 13G STATEMENT


   Item 1.  Name of Issuer

            (a) Nucentrix Broadband Networks, Inc.
            (b) 200 Chisholm Place, Suite 200, Plano, TX  75075

   Item 2.  Identity and Background

            (a) Wayland Investment Fund, LLC
            (b) 12700 Whitewater Drive, Minnetonka, MN  55343-9493
            (c) Delaware limited liability company
            (d) common stock
            (e) CUSIP #670198100

   Item 3.  (a)-(g)  N/A
                This statement is being filed pursuant to ss. 240.13d-2(c)(1)-
                (3) and the Reporting Person filing is a Qualified Institutional Investor (Other).

   Item 4.  Ownership

            (a) Amount beneficially owned:                       1,374,794
            (b) Percent of class:                                 13.74794%
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or to direct the vote:    1,374,744
               (ii) Shared power to vote or to direct the vote:        N/A
              (iii) Sole power to dispose or to direct the
                    disposition of:                              1,374,794
               (iv) Shared power to dispose or to direct the
                    disposition of:                                    N/A

   Item 5.  Ownership of 5 Percent or Less of a Class
            N/A

   Item 6.  Ownership of More Than 5 Percent on Behalf of Another Person
            N/A

   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
            N/A

   Item 8.  Identification and Classification of Members of the Group
            N/A

   Item 9.  Notice of Dissolution of Group
            N/A
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                                                        -----------------------
                                                           PAGE 4 OF 4 PAGES
                                                        -----------------------


   Item 10. Certification. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  April 26, 1999            WAYLAND INVESTMENT FUND, LLC,
                                  for CFSC Wayland Advisers, Inc., its manager

                                  By: /s/ Patrick J. Halloran
                                     ---------------------------------
                                     Patrick J. Halloran
                                     Its:   Vice President